EXHIBIT 10.1
------------
(Arvida)









                       ASSET PURCHASE AGREEMENT


                            by and between


          GULF AND PACIFIC COMMUNICATIONS LIMITED PARTNERSHIP


                                  and

                      SCHURZ COMMUNICATIONS, INC.


                       Dated as of July 15, 1998

                           TABLE OF CONTENTS


RECITALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 1.  DEFINITIONS AND REFERENCES. . . . . . . . . . . . . . .   1
                   Schedule 2.1 (e) . . . . . . . . . . . . . . . .   4

ARTICLE 2.  SALE AND PURCHASE OF ASSETS; PURCHASE PRICE;
     ADJUSTMENTS; ASSUMPTION OF LIABILITIES . . . . . . . . . . . .   5
     2.1   Asset Sale and Purchase of Assets. . . . . . . . . . . .   5
           2.1(a)  Franchise. . . . . . . . . . . . . . . . . . . .   5
                   Schedule 2.1 (a) . . . . . . . . . . . . . . . .   5
           2.1(b)  FCC Licenses . . . . . . . . . . . . . . . . . .   5
                   Schedule 2.1 (b) . . . . . . . . . . . . . . . .   5
           2.1(c)  Real Property. . . . . . . . . . . . . . . . . .   5
                   Schedule 2.1 (c) . . . . . . . . . . . . . . . .   5
           2.1(d)  Owned Personal Property. . . . . . . . . . . . .   5
                   Schedule 2.1 (d) . . . . . . . . . . . . . . . .   5
           2.1(e)  Material Contracts . . . . . . . . . . . . . . .   5
                   Schedule 2.1 (e) . . . . . . . . . . . . . . . .   5
           2.1(f)  Additional Agreements. . . . . . . . . . . . . .   5
                   Schedule 2.1 (f) . . . . . . . . . . . . . . . .   5
           2.1(g)  Files and Records. . . . . . . . . . . . . . . .   6
           2.1(h)  Third-Party Claims . . . . . . . . . . . . . . .   6
           2.1(i)  Permits and Licenses . . . . . . . . . . . . . .   6
           2.1(j)  Accounts Receivable. . . . . . . . . . . . . . .   6
           2.2     Excluded Assets. . . . . . . . . . . . . . . . .   6
           2.2(a)  Third Party Claims . . . . . . . . . . . . . . .   6
           2.2(b)  Personal Property Disposed Of. . . . . . . . . .   7
           2.2(c)  Insurance. . . . . . . . . . . . . . . . . . . .   7
           2.2(d)  Certain Books and Records. . . . . . . . . . . .   7
           2.2(e)  Rights under this Agreement. . . . . . . . . . .   7
           2.2(f)  Excluded Contracts . . . . . . . . . . . . . . .   7
                   Schedules  2.1 (e) and 2.1 (f) . . . . . . . . .   7
           2.2(g)  Cash, Receivables and Cash Equivalents.. . . . .   7
           2.3        Consideration . . . . . . . . . . . . . . . .   7
           2.4     Payment of Purchase Price. . . . . . . . . . . .   7
           2.5     Adjustments. . . . . . . . . . . . . . . . . . .   7
           2.6     Assumption of Liabilities. . . . . . . . . . . .   9

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES BY SELLER. . . . . . . .  10
           3.1     Organization and Standing. . . . . . . . . . . .  10
           3.2     Authorization. . . . . . . . . . . . . . . . . .  10
           3.3     Compliance with Laws . . . . . . . . . . . . . .  10
                   Schedule 3.3 . . . . . . . . . . . . . . . . . .  10
           3.4     Required Consents; No Conflicts. . . . . . . . .  10
                   Schedule 2.1(e). . . . . . . . . . . . . . . . .  10
           3.5     Absence of Litigation. . . . . . . . . . . . . .  11
                   Schedule 3.5 . . . . . . . . . . . . . . . . . .  11
           3.6     Ownership and Condition of Assets. . . . . . . .  11
           3.6(a)   Owned Real Property . . . . . . . . . . . . . .  11
                   Schedule 3.6 (a) . . . . . . . . . . . . . . . .  11
           3.6(b)    Leased Real Property . . . . . . . . . . . . .  11
                   Schedule 3.6 (b) . . . . . . . . . . . . . . . .  11
                   Schedule 3.6 (b) . . . . . . . . . . . . . . . .  11
           3.6(c)    Owned Personal Property. . . . . . . . . . . .  12
                   Schedule 2.1(d . . . . . . . . . . . . . . . . .  12
                   Schedule 2.1(d). . . . . . . . . . . . . . . . .  12
           3.6(d)   Leased Personal Property. . . . . . . . . . . .  12
                   Schedule 3.6 (d) . . . . . . . . . . . . . . . .  12
           3.7     Material Contracts.. . . . . . . . . . . . . . .  12
                   Schedule 2.1 (e) . . . . . . . . . . . . . . . .  12
                   Schedule 2.1 (e)). . . . . . . . . . . . . . . .  12
           3.8     Environmental Matters. . . . . . . . . . . . . .  13
           3.8(a)  Environmental Compliance . . . . . . . . . . . .  13
           3.8(b)  Environmental Law. . . . . . . . . . . . . . . .  13
           3.9     Insurance. . . . . . . . . . . . . . . . . . . .  13
                   Schedule 3.9 . . . . . . . . . . . . . . . . . .  13
           3.10    Cable System . . . . . . . . . . . . . . . . . .  13
                   Schedule 3.10. . . . . . . . . . . . . . . . . .  13
           3.11       No other Representations. . . . . . . . . . .  13

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES BY PURCHASER . . . . . .  14
           4.1     Organization and Standing. . . . . . . . . . . .  14
           4.2     Authorization. . . . . . . . . . . . . . . . . .  14
           4.3     Required Consents; No Conflicts. . . . . . . . .  14
           4.4     Absence of Litigation. . . . . . . . . . . . . .  14
           4.5     Qualification of Purchaser . . . . . . . . . . .  14
           4.6     HSR Filings. . . . . . . . . . . . . . . . . . .  15

ARTICLE 5. PRE-CLOSING FILINGS AND UNDERTAKINGS . . . . . . . . . .  16
           5.1     Franchise Transfer Application; FCC
Assignment Applications.. . . . . . . . . . . . . . . . . . . . . .  16
           5.2     Sharing Information. . . . . . . . . . . . . . .  16
           5.3     Environmental Reports. . . . . . . . . . . . . .  16

ARTICLE 6.  COVENANTS AND AGREEMENTS OF SELLER. . . . . . . . . . .  17
           6.1     Negative Covenants . . . . . . . . . . . . . . .  17
           6.1(a)  Dispositions; Mergers. . . . . . . . . . . . . .  17
           6.1(b)  Additional Agreements/Material Contracts.  . . .  17
           6.1(c)  Contract Breaches. . . . . . . . . . . . . . . .  17
           6.2     Affirmative Covenants. . . . . . . . . . . . . .  17
           6.2(a)  Normal Operations. . . . . . . . . . . . . . . .  17
           6.2(b)  Actions. . . . . . . . . . . . . . . . . . . . .  17
           6.2(c)  Access . . . . . . . . . . . . . . . . . . . . .  18
           6.2(d)  Encumbrances . . . . . . . . . . . . . . . . . .  18
           6.2(e)  Insurance. . . . . . . . . . . . . . . . . . . .  18
           6.2(f)  Violations . . . . . . . . . . . . . . . . . . .  18
           6.2(g)  Interruption in Cable System Operation . . . . .  18
           6.2(h)  Environmental Matters. . . . . . . . . . . . . .  18
           6.2(i)  Consents . . . . . . . . . . . . . . . . . . . .  19
           6.2(j)  Updating . . . . . . . . . . . . . . . . . . . .  19
           6.2(k)  Consent of Lenders . . . . . . . . . . . . . . .  19
           6.3     Confidentiality. . . . . . . . . . . . . . . . .  20

ARTICLE 7.  COVENANTS AND AGREEMENTS OF PURCHASER . . . . . . . . .  21
           7.1     Confidentiality. . . . . . . . . . . . . . . . .  21
           7.2     Actions. . . . . . . . . . . . . . . . . . . . .  21
           7.3     Access . . . . . . . . . . . . . . . . . . . . .  21
           7.4     Notice of Certain Events . . . . . . . . . . . .  21

ARTICLE 8.  MUTUAL COVENANTS AND UNDERSTANDINGS
     OF SELLER AND PURCHASER. . . . . . . . . . . . . . . . . . . .  22
           8.1     Possession and Control.. . . . . . . . . . . . .  22
           8.2     Risk of Loss . . . . . . . . . . . . . . . . . .  22
           8.3     Cable System Employees . . . . . . . . . . . . .  22

ARTICLE 9.  CONDITIONS PRECEDENT TO
     PURCHASER'S OBLIGATION TO CLOSE. . . . . . . . . . . . . . . .  23
           9.1     Representations and Covenants. . . . . . . . . .  23
           9.2     Consents . . . . . . . . . . . . . . . . . . . .  23
           9.3     Delivery of Documents. . . . . . . . . . . . . .  23
           9.4     Franchise Renewal. . . . . . . . . . . . . . . .  23
           9.5     Franchise Transfer . . . . . . . . . . . . . . .  23
           9.6     Legal Proceedings. . . . . . . . . . . . . . . .  23

ARTICLE 10.  CONDITIONS PRECEDENT TO
     SELLER'S OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . .  24
           10.1    Representations and Covenants. . . . . . . . . .  24
           10.2    Delivery by Purchaser. . . . . . . . . . . . . .  24
           10.3    Franchise Transfer . . . . . . . . . . . . . . .  24
           10.4    Franchise Renewal. . . . . . . . . . . . . . . .  24
           10.5    Legal Proceedings. . . . . . . . . . . . . . . .  24
           11.1    Closing. . . . . . . . . . . . . . . . . . . . .  25
           11.1(a) Closing Date . . . . . . . . . . . . . . . . . .  25
           11.1(b) Closing Venue. . . . . . . . . . . . . . . . . .  25
           11.2    Delivery by Seller . . . . . . . . . . . . . . .  25
           11.2(a) Contracts; Agreements and Instruments. . . . . .  25
           11.2(b) Consents . . . . . . . . . . . . . . . . . . . .  25
           11.2(c) UCC Report . . . . . . . . . . . . . . . . . . .  26
           11.2(d) Certified Consents; Certificates.. . . . . . . .  26
           11.2(e) Certified Resolutions and Corporate Documents. .  26
           11.2(f) Other Documents. . . . . . . . . . . . . . . . .  26
           11.3    Delivery by Purchaser. . . . . . . . . . . . . .  26
           11.3(a) Purchase Price Payment . . . . . . . . . . . . .  26
           11.3(b) Purchaser Documents. . . . . . . . . . . . . . .  26
           11.3(c) Certified Resolutions and Corporate Documents. .  27
           11.3(d) Officer's Certificate. . . . . . . . . . . . . .  27
           11.3(e) Allocation . . . . . . . . . . . . . . . . . . .  27
           11.3(f) Other Documents. . . . . . . . . . . . . . . . .  27

ARTICLE 12.  NO SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . .  28
           12.1    No Survival of Representations . . . . . . . . .  28
           12.2    Indemnification by Seller. . . . . . . . . . . .  28
           12.3    Indemnification by Purchaser . . . . . . . . . .  28
           12.4    Conditions of Indemnification. . . . . . . . . .  29
           12.4(a) Losses.. . . . . . . . . . . . . . . . . . . . .  29
           12.4(b) Defense. . . . . . . . . . . . . . . . . . . . .  29
           12.4(c) Costs and Expenses . . . . . . . . . . . . . . .  29
           12.4(d) Compromise or Settlement of Losses . . . . . . .  30
           12.4(e) Claim for Indemnification. . . . . . . . . . . .  30
           12.4(f) Expiration of Indemnification Obligations. . . .  30
           12.4(g) Hazardous Material Clean-Up. . . . . . . . . . .  30

ARTICLE 13.  TERMINATION. . . . . . . . . . . . . . . . . . . . . .  31
           13.1    Termination. . . . . . . . . . . . . . . . . . .  31
           13.2    Effect of Termination. . . . . . . . . . . . . .  31

ARTICLE 14.  REMEDIES . . . . . . . . . . . . . . . . . . . . . . .  32
           14.1    Default by Purchaser . . . . . . . . . . . . . .  32
           14.2    Default by Seller. . . . . . . . . . . . . . . .  32

ARTICLE 15.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . .  32
           15.1    Further Assurances . . . . . . . . . . . . . . .  32
           15.2    Mail . . . . . . . . . . . . . . . . . . . . . .  33
           15.3    Brokers. . . . . . . . . . . . . . . . . . . . .  33
           15.4    Expenses . . . . . . . . . . . . . . . . . . . .  33
           15.5    Notices. . . . . . . . . . . . . . . . . . . . .  33
           15.6    Waiver . . . . . . . . . . . . . . . . . . . . .  35
           15.7    Purchaser's Assignment . . . . . . . . . . . . .  35
           15.8    Successors and Assigns . . . . . . . . . . . . .  35
           15.9    Entire Agreement; Amendment. . . . . . . . . . .  35
           15.10   Severability . . . . . . . . . . . . . . . . . .  36
           15.11   Headings . . . . . . . . . . . . . . . . . . . .  36
           15.12   Governing Law. . . . . . . . . . . . . . . . . .  36
           15.13   Signature in Counterparts. . . . . . . . . . . .  36
           15.14   Assignment . . . . . . . . . . . . . . . . . . .  36
           15.15   Seller's Liability . . . . . . . . . . . . . . .  37

ARTICLE 16.  ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES .  38

ASSET PURCHASE AGREEMENT


THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of the _________ day of July, 1998 by and between GULF AND PACIFIC COMMUNICATIONS LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller") and SCHURZ COMMUNICATIONS, INC., an Indiana corporation ("Purchaser").

RECITALS
--------

WHEREAS, Seller is the owner of a cable company in Weston, Florida, which is operating at 550 MHz ("Cable Company"); and

WHEREAS, Seller wishes to sell, and Purchaser wishes to buy, all of the assets used or useful in connection with the ownership and operation of the Cable Company, other than the Excluded Assets (as defined below), all in accordance with and subject to the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


ARTICLE 1.
DEFINITIONS AND REFERENCES
--------------------------

Unless the context otherwise specifies or requires, terms used herein shall have the respective meanings assigned thereto as follows (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement.

ADDITIONAL AGREEMENTS means any and all contracts, agreements and leases executed and delivered by Seller between the date hereof and the Closing Date, excluding Material Contracts.

ADJUSTMENT DATE shall have the meaning specified in Section 2.5.

AFFILIATE shall have the meaning specified in Section 15.14.

ASSETS shall have the meaning specified in Section 2.1.

ASSIGNMENT OF CONTRACTS means an Assignment of Contracts, dated as of the Closing Date and executed by Seller, in form and substance reasonably satisfactory to Purchaser and Seller with respect to agreements as to which consents have been obtained pursuant to Section 6.2(k).

ASSIGNMENT OF LEASES means an Assignment of Leases, dated as of the Closing Date and executed by Seller, in form and substance reasonably satisfactory to Purchaser and Seller, pursuant to Sections 3.6 (b) and 3.6 (d).

ASSUMED LIABILITIES means the Material Contracts and the Additional Agreements, and any liabilities and agreements assumed by Purchaser hereunder.

BILL OF SALE means a Bill of Sale dated as of the Closing Date and executed by Seller, in form and substance reasonably satisfactory to Purchaser and Seller.

CABLE ORDINANCE means the City of Weston Cable Television Ordinance No. 98-10 dated March 2, 1998.

CABLE SYSTEM means Seller's cable system operated in the City of Weston pursuant to the Cable Ordinance and the Franchise.

CABLE SYSTEM SITE shall mean that building site located at 1274 Weston Road, Weston 33326-1916.

CLOSING means the closing of the purchase and sale of the Assets (other than the Excluded Assets) and the assumption of the Assumed Liabilities.

CLOSING DATE means the time and date on which the Closing takes place, as established by Section 11.1

CODE means the Internal Revenue Code of 1986, as amended.

COMMUNICATIONS ACT means the Communications Act of 1934, as amended, and the rules and regulations of the FCC promulgated pursuant thereto.

ENCUMBRANCES means any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements or encumbrances.

ENVIRONMENTAL LAWS means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C.
Section 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C.
Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C.
Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; or any other applicable federal, state, or local laws, regulations, ordinances, decrees, rules, judgments, orders or directives now or hereinafter in effect relating to the protection of human health, safety or the environment, or otherwise relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal.

EQUIVALENT BASIC SUBSCRIBER means a subscriber on the Adjustment Date that:
(i) is receiving cable television service provided by the Cable System;
(ii) is not more than sixty (60) days delinquent in payment for such service, excluding balances of $5.00 or less; and (iii) pays Seller's standard rate for cable television service. In addition, Equivalent Basic Subscribers shall include the quotient resulting from dividing the standard basic rate for the Cable System into the total amount billed for any bulk accounts billed for the last full month preceding the Adjustment Date. In addition, Equivalent Basic Subscribers shall include the sum, calculated from the date of this Agreement to the Adjustment Date, of the following:
(i) additional homes closed in Weston, (ii) additional apartments or rental units rented in Weston; and (iii) commercial accounts.

ESCROW AGENT shall have the meaning specified in Section 2.4(a).

ESCROW AGREEMENT shall have the meaning specified in Section 2.4(a).

ESCROW DEPOSIT shall have the meaning specified in Section 2.4(a).

EXCLUDED ASSETS shall have the meaning specified in Section 2.2.

FCC means the Federal Communications Commission.

FCC ASSIGNMENT APPLICATIONS shall have the meaning specified in Section 5.1
(b).

FCC LICENSES means any license granted to the Seller by the FCC that authorizes the use of any communications system, microwave system or other telecommunications system used in the operation of the Cable System.

FRANCHISE/FRANCHISE RENEWAL means a cable television franchise ordinance (Ordinance No. 98-29 dated June 15, 1998) to operate the Cable System in the City of Weston pursuant to the Cable Ordinance.

FRANCHISE TRANSFER APPLICATION means the application for the transfer of the Franchise with the City of Weston in accordance with all of the requirements of the Cable Ordinance and the Communications Act.

GAAP means generally accepted accounting principles.

GOVERNMENTAL APPROVALS shall have the meaning specified in Section 3.3.

GOVERNMENTAL AUTHORITY means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state of the United States or the District of Columbia.

HAZARDOUS MATERIALS means any wastes, substances, or materials (whether solids, liquids or gases) that are defined or regulated as hazardous or toxic under any Environmental Law, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in any Environmental Laws. "Hazardous Materials" includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products.

HSR ACT means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

INDEMNIFIED PARTY and INDEMNIFYING PARTY shall have the respective meanings specified in Section 12.4(a).

INCLUDING means "including without limitation".

IRS means the Internal Revenue Service.

IMPROVEMENTS shall have the meaning specified in Section 3.6(a).

LEASED REAL PROPERTY shall have the meaning specified in Section 3.6(b).

LEASES shall have the meaning specified in Section 3.6(b).

LOSSES means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages (including diminution in value), liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation to, interest, penalties and reasonable attorneys' fees and disbursements.

MATERIAL ADVERSE EFFECT means, except as otherwise specifically provided herein, any event or condition which has a material adverse effect (financial or otherwise) on the Assets, other than the Excluded Assets, to be acquired hereunder, taken as a whole.

MATERIAL CONTRACTS means those contracts that are designated as Material Contracts in Schedule 2.1 (e), excluding Additional Agreements.

ORDINARY COURSE OF BUSINESS means, with respect to Seller, the ordinary course of business consistent with past practices of Seller.

PERMITTED ENCUMBRANCES means (a) easements that do not materially adversely affect the full use and enjoyment of the Real Property for the purposes for which it is currently used or detract from the value of the Real Property in any material respect; (b) imperfections of title and consensual encumbrances , if any, which, in the aggregate, do not detract from the marketability or value of the properties subject thereto in any material respect and do not impair the operations of the Cable System thereof; and
(c) liens for taxes not yet due and payable.

PURCHASER DOCUMENTS means, collectively, this Agreement and any other agreement to be executed and delivered by Purchaser hereunder or as otherwise contemplated herein.

PURCHASER INDEMNIFIED PARTIES shall have the meaning specified in Section
12.2.

PURCHASE PRICE shall have the meaning specified in Section 2.3.

REAL PROPERTY shall have the meaning specified in Section 2.1(c).

SELLER INDEMNIFIED PARTIES shall have the meaning specified in Section
12.3.

SELLER'S OFFICE means a nineteen hundred twenty five (1,925) square foot business office and operating complex located at: 1274 Weston Road, Weston, FL 33326-1916.

TAX/TAXES means all federal, state and local taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

TRANSACTION DOCUMENTS means, collectively, this Agreement, the Assignment of Leases, the Bill of Sale, the FCC Assignment Applications, the Assignment of Contracts and any other agreements to be executed and delivered by Seller hereunder or as otherwise contemplated herein.

ARTICLE 2.
SALE AND PURCHASE OF ASSETS; PURCHASE PRICE;
ADJUSTMENTS; ASSUMPTION OF LIABILITIES
--------------------------------------------


2.1  Asset Sale and Purchase of Assets.

Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in the following property, free and clear of all mortgages, security interests, liens or similar claims by third parties (other than Permitted Encumbrances), but excluding the Excluded Assets described in Section 2.2 (collectively, the "Assets"). Subject to the provisions of Sections 2.2 and 6.1 (a), Assets shall include all such assets (excluding the Excluded Assets) owned by Seller on the date hereof and all such assets acquired between the date hereof and midnight (Eastern
Time) on the date immediately preceding the Closing Date.

     The Assets shall consist of all of Seller's right, title and interest in, to and under the following:

2.1(a)     Franchise.   The Franchise described in Schedule 2.1 (a);

2.1(b)     FCC Licenses.  The FCC Licenses described in Schedule 2.1 (b), subject to the FCC Assignment Applications;

2.1(c)     Real Property.  All realty, fixtures, easements, rights of way, buildings and improvements owned by Seller, including any undivided interest in any of the foregoing, located at or pertaining to the Cable System Site ("Real Property"), including but not limited to those listed or described in Schedule 2.1 (c) ;

2.1(d)     Owned Personal Property. All of the furniture, fixtures,
furnishings, machinery, computers, equipment (mobile or otherwise) and computer software applications (including, but not limited to the Great Lakes billing system and WordPerfect 5.1), inventory, supplies, cable plant, antenna installations, tower, satellite dishes, office materials and other tangible property owned by Seller, used or useful in the operation of the Cable System, including but not limited to the property listed or described in Schedule 2.1 (d);

2.1(e)     Material Contracts. The contracts, commitments, plans,
agreements, leases, arrangements, and licenses, that relate to the ownership, operation, business or use of the Cable System or any of the Assets, and that are listed or described in Schedule 2.1 (e);

2.1(f)     Additional Agreements. The contracts, commitments, plans,
agreements, leases, arrangements, and licenses, that relate to the ownership, operation, business or use of the Cable System or any of the Assets, and that are listed or described in Schedule 2.1 (f);

2.1(g)     Files and Records.  All engineering plans or reports, customer lists, logs, files and records pertaining to the Assets; originals of all:
(i) books, records, accounts, checks, payment records, Tax records (including payroll, unemployment, real estate and other Tax records) and other similar books, records and information of the Seller relating to the Assets, (ii) all records prepared by or on behalf of Seller in connection with the sale of the Cable System, (iii) all records and documents located at Seller's affiliate company corporate offices including, but not limited to Seller's accounts payable, general ledger and payroll systems (original and supporting documentation);

2.1(h)     Third-Party Claims.  All rights and claims of Seller which accrue or arise after the Closing, against third parties relating to the Assets (other than the Excluded Assets), whether in tort, contract, or otherwise, under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors;



2.1(i)     Permits and Licenses.  All other permits, approvals, orders, authorizations, consents, licenses, certificates, exemptions of, or filings or registrations with, any Governmental Authority in any jurisdiction, which have been issued or granted to or are owned or used by Seller in connection with the business and operation of the Cable System and ownership of the Assets and all pending applications therefor;

2.1(j)     Accounts Receivable.  The amount of accounts receivable for cable services which are less than 60 days old on the Adjustment Date; and

2.1 (k)    Miscellaneous.   Any other Assets of the Cable System which
Purchaser determines in its reasonable discretion are required in order to provide continual ongoing cable television service.

2.2  Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Assets and retained by Seller, to the extent in existence at midnight (Eastern Time) on the date immediately preceding the Closing Date, all assets not specified in Section 2.1, including the following assets (collectively, the "Excluded Assets"):

2.2(a)     Third Party Claims.  All rights and claims of Seller, including any Affiliate thereof, which accrue or arise prior to the Closing, whether mature, contingent or otherwise, against third parties relating to the Assets, operation of the business or employees of the Cable System, whether in tort, contract, or otherwise, under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors; and those obligations in connection with such litigation (as referenced on Schedule 3.5) by Pacific Properties, Inc. v. Louis Brugman;

2.2(b)     Personal Property Disposed Of.  All tangible personal property disposed of in the Ordinary Course of Business as permitted by this Agreement;

2.2(c)     Insurance. All contracts of insurance and any insurance plans and the assets thereof, including, without limitation, prepaid insurance expenses; and all insurance proceeds or claims of Seller relating to property or equipment repaired, replaced or restored by Seller, or any claims in connection with the Assets, the business operations, or the employees of the Cable System prior to the Closing;

2.2(d)     Certain Books and Records. Originals of all records and
documents relating to any Excluded Assets;

2.2(e)     Rights under this Agreement. All of Seller's rights under or pursuant to this Agreement or any other rights in favor of Seller pursuant to the other agreements contemplated hereby;

2.2(f)     Excluded Contracts.  All Additional Agreements that have
terminated or expired prior to the Closing in the Ordinary Course of Business or as otherwise permitted by this Agreement and all contracts, commitments, plans, agreements, leases, arrangements, undertakings and licenses not identified in Schedules 2.1 (e) and 2.1 (f), including, without limitation, all employment agreements; and

2.2(g)     Cash, Receivables and Cash Equivalents.  All cash,
inter-company receivables, note receivables, bank deposits, overpayments, other cash equivalents and investment securities.

2.3        Consideration.

The consideration for the conveyance and assignment of the Assets described herein, in addition to the assumption of Assumed Liabilities by Purchaser as set forth in Section 2.6 (the "Purchase Price"), shall be Thirty One Million Six Hundred Eighty Seven Thousand Five Hundred and 00/100 Dollars ($31,687,500). At Closing, the Purchase Price shall be adjusted pursuant to Section 2.5.

2.4  Payment of Purchase Price.

(a) Upon the execution of this Agreement, Purchaser shall deposit the amount of One Million and 00/100 Dollars ($1,000,000) into escrow ("Escrow Deposit"). The total Escrow Deposit shall be held by the law firm of Gunster, Yoakley Valdes - Fauli & Stewart, P.A. (together with any successor thereto, "Escrow Agent") pursuant to the terms and conditions of the escrow agreement executed on the date hereof ("Escrow Agreement") in the form of Exhibit A hereto. At the Closing, the Escrow Deposit, together with any interest earned thereon, shall be paid by Escrow Agent to Seller and credited to the Purchase Price at Closing. If the Closing does not occur due to the reason specified in Section 14.1 hereof, the total Escrow Deposit, together with any interest earned thereon, shall be paid to Seller as liquidated damages as specified in Section 14.1. If the Closing does not occur for any other reason, the total Escrow Deposit, together with any interest earned thereon, shall be returned to Purchaser.

(b) Thirty Million Six Hundred Eighty Seven Thousand Five Hundred and 00/100 Dollars ($30,687,500), plus or minus any adjustments or increases made pursuant to Section 2.5, shall be paid by the Purchaser on the Closing Date by wire transfer of immediately available funds to such bank or other financial institution as shall be designated by Seller.

2.5  Adjustments.

Operation of the Cable System through 11:59 p.m. on the Adjustment Date shall be for the account of Seller. Operation of the Cable System after 11:59 p.m. on the Adjustment Date shall be for the account of Purchaser. The revenue and expenses associated with the operation of the Cable System and the ownership of the Assets shall be prorated between Seller and Purchaser as of the Adjustment Date in accordance with GAAP. The Purchase Price shall be paid on the Closing Date and possession and operation of the Cable System by Purchaser shall be effectuated as of the Closing Date. However, revenues and expenses shall be prorated as of the Adjustment Date. In addition, the Purchase Price shall be adjusted on the Closing Date with the following adjustments as of the Adjustment Date:

     (a) The Purchase Price shall be reduced by the sum of the following amounts:

           1. The amount of Seller's liabilities with respect to any converter deposits;

           2. The amount of prepayments related to services which Purchaser shall be obligated to provide after the Adjustment Date; and

           3.      In the event that there are fewer than 9,750
Equivalent Basic Subscribers on the Adjustment Date, the amount calculated by subtracting the number of Equivalent Basic Subscribers on the Adjustment Date from 9,750 and multiplying the resulting difference by $3,250.

     (b) The Purchase Price shall be increased by the sum of the following:

           1. The amount of accounts receivable for cable services which are less than 60 days old on the Adjustment Date; and

           2. In the event that there are more than 9,750 Equivalent Basic Subscribers on the Adjustment Date, the amount calculated by subtracting 9,750 from the number of Equivalent Basic Subscribers on the Adjustment Date and multiplying the resulting difference by $3,250.

     (c) All other revenue, prepaid expenses and direct expenses relating to the Cable System and the Assets shall be prorated, with Seller being entitled to all revenues and liable for such expenses relating to the period prior to the Adjustment Date and Purchaser being entitled to all revenues and liable for all such expenses relating to the period after the Adjustment Date.

     (d) At Closing, there will be a settlement between Seller and Purchaser with respect to the above adjustments and prorations ( such adjustments and prorations shall be made as if the effective date of Closing was October 31, 1998) based on estimates by Seller and Purchaser, with a final settlement to occur within sixty (60) days after the Adjustment Date and the net amount, if any, due to or due from Purchaser as the result of such prorations and adjustments shall be paid to or by Purchaser, as the case may be, within fifteen (15) business days following such final accounting. To the extent that the dollar amount of the items of revenue and expense used as the basis for the adjustments and prorations prove to be incorrect, each party shall have a continuing duty to make appropriate credits and payments to the other party. Such adjustments and prorations shall include any accounts receivable for cable services which are determined by Purchaser to be uncollectible between the Adjustment Date and the final settlement. Each party shall be permitted access to all books, records, billing service reports and other documents necessary for the determination of such adjustments and prorations.

2.6  Assumption of Liabilities.

At the Closing, Purchaser shall assume and become liable for the following:
(i) the liabilities and obligations of Seller arising after the Closing Date under the Material Contracts and Additional Agreements, and (ii) the liabilities and obligations of Seller arising after the Closing Date under any Additional Agreements entered into after the date hereof in compliance with Section 6.1(b) ("Assumed Liabilities").

Except for: (i) those liabilities and obligations expressly assumed by Purchaser pursuant to this Section 2.6 hereof, (ii) those liabilities for which Purchaser has received a credit under Section 2.5, (iii) liabilities and obligations of Seller arising under contracts (exclusive of Additional Agreements) which are not Material Contracts but which Purchaser, in its sole discretion, elects to assume on or after the Closing Date, and (iv) those obligations arising after the Closing Date in connection with such litigation (as referenced on Schedule 3.5) before the Federal Communications Commission for Request for Carriage Complaint of Hispanic Keys Broadcasting, Corp. ("Carriage Litigation"), Purchaser shall have no responsibility for any liabilities or obligations of any kind or description whether connected with the business and operations of the Cable System or the Seller, including any employee of Seller, or otherwise arising from the ownership or operation of any of the Assets or the business and operations of the Cable System or the Seller prior to the Closing Date (collectively, "Seller's Retained Liabilities").

After the Closing Date, Seller shall have no responsibility: (i) for any Assumed Liabilities, (ii) in connection with any Permitted Encumbrances,
(iii) for any costs that Purchaser agrees to assume pursuant to Section 5.3 hereof, or (iv) those obligations arising after the Closing Date in connection with the Carriage Litigation.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES BY SELLER
----------------------------------------

Seller represents and warrants to Purchaser as follows:

3.1  Organization and Standing.

Seller is a Limited Partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and lease its assets and to conduct its business as presently conducted. Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. Neither the nature of the business of the Cable System, nor the character of the properties owned, leased or otherwise held by Seller for use in the Cable System's business makes any qualification necessary in any state other than Florida.

3.2  Authorization.

The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership or other proceedings on the part of Seller and no other partnership or other proceedings or actions on the part of Seller is necessary therefor. This Agreement constitutes, and upon execution and delivery each Transaction Document will constitute, a valid and binding agreement and obligation of Seller, enforceable in accordance with their respective terms.

3.3  Compliance with Laws.

Except as disclosed in Schedule 3.3, Seller is in material compliance with all applicable laws, ordinances, regulations, including payment of all taxes due, and the terms, conditions, rules and regulations of the Cable Ordinance, the Franchise and with all rules and regulations of the FCC ("Governmental Approvals") except where the failure to be in compliance is of such a minor nature as to not materially affect the ability of Seller to conduct its business in a manner consistent with its current operations.

3.4  Required Consents; No Conflicts.

Except as set forth in Schedule 3.4 or in connection with the filings referred to in Section 5.1, the execution, delivery and performance by Seller of the Transaction Documents will not require the consent, approval, authorization or permit of, or filing with, or notification to any person, entity or Governmental Authority, except the consents of third parties to the assignment of the Material Contracts as indicated on Schedule 2.1(e) and those for which the failure to obtain would not materially affect the ability of Seller to conduct its business in a manner consistent with its current operations or which would not materially affect Seller's ability to consummate the transactions contemplated by this Agreement.

3.5  Absence of Litigation.

Except as set forth and described in Schedule 3.5, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the actual knowledge of Seller (which shall be deemed to mean the actual knowledge of Tom Siegel and Don Mears), threatened against, affecting or involving the Assets, the Cable System or the business and operations of the Cable System, or the transactions contemplated by this Agreement or any other Transaction Document, at law or in equity, or before or by any court, arbitrator or other Governmental Authority, that would, individually or in the aggregate, if resolved adversely to Seller: (i) materially impair the ability of Seller to perform its obligations under this Agreement, or
(ii) prevent the timely consummation of any of the transactions contemplated by this Agreement.

3.6  Ownership and Condition of Assets.

3.6(a)   Owned Real Property.  Seller currently owns and operates Seller's
Office. Schedule 3.6 (a) contains a description of all Owned Real Property. Copies of: (i) all deeds, title insurance commitment and surveys of the Owned Real Property, and (ii) all documents evidencing any Encumbrances upon the Owned Real Property have been delivered to Purchaser.

Purchaser shall be able to obtain from A&D Title, an owner's policy in the form of an ALTA Form B Owners Policy of Title Insurance in the amount of the purchase price allocated for the Owned Real Property, subject only to matters which do not adversely affect marketability (as determined by the standards adopted by the Florida Bar) of title to the Owned Real Property or affect the ability of Purchaser to utilize the Owned Real Property in the same manner that Seller has utilized the Owned Real Property.

The uses for which the buildings, facilities, and other improvements located on the Owned Real Property ("Improvements") are zoned do not materially restrict, or in any material manner impair, the use of the Improvements for purposes of the business of Seller and the construction of the Improvements complies in all material respects with all applicable building and zoning codes, deed restrictions, ordinances and rules.

3.6(b)    Leased Real Property. All of the real property leased by Seller as tenant or lessee is identified on Schedule 3.6 (b) (collectively referred to herein as "Leased Real Property").

Copies of the leases of any of the Leased Real Property (collectively, "Leases" ) as set forth on Schedule 3.6 (b) have been delivered to Purchaser. There are no material defaults, and no events or circumstances have occurred that, with or without notice or lapse of time or both, would constitute material defaults by Seller (nor, to Seller's knowledge [which shall be deemed to mean the actual knowledge of Tom Siegel and Don Mears], any other party) under any of the Leases.

3.6(c)    Owned Personal Property.    The Cable System's channel capacity
is seventy-seven (77) channels across a five hundred fifty (550) MHz bandwidth. The Cable System's Headend utilizes Scientific Atlanta processing equipment, and addressable scrambling encryption in conjunction with an eighty (80) foot off air reception tower and four (4) TVRO satellite dishes. Schedule 2.1(d) contains a complete description of all of Seller's machinery, equipment and other tangible personal property that is located at the Cable System Site and is material to the operation of the Cable System (other than Excluded Assets) (collectively, the "Equipment"). Seller has good and marketable title to all of the Equipment. None of such Equipment is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge, except for Permitted Encumbrances. The Equipment is sufficient for Purchaser to continue the operations of the Cable System in accordance with applicable law as conducted by Seller. Except as otherwise specified in Schedule 2.1(d), all Equipment of Seller is in good repair and working order, ordinary wear and tear excepted, and Seller has maintained all Equipment in compliance with good engineering and customary business practice.

3.6(d)   Leased Personal Property.  All personal property leased by Seller as tenant or lessee as identified on Schedule 3.6 (d). Purchaser shall have no obligation to accept assignment of the Leased Personal Property. However, if Purchaser desires to have the Leased Personal Property assigned to Purchaser, and if such leases are not assignable, then (i) Seller shall not be required by Purchaser to incur any additional costs in order to transfer said Leased Personal Property to Purchaser or in the termination of such leases, and (ii) Purchaser shall not be required by Seller to incur any additional costs in the termination or transfer of such leases.

3.7  Material Contracts.

Schedule 2.1 (e) contains a listing of all Material Contracts as of the date hereof. Seller has delivered to Purchaser true and complete copies of all Material Contracts, including any and all amendments and other modifications thereto. There are no material defaults by Seller (nor, to Seller's knowledge [which shall be deemed to mean the actual knowledge of Tom Siegel and Don Mears], any other party) under any of the Material Contracts and there are no events or circumstances that, with the giving of notice or lapse of time or both, would constitute material defaults by Seller under any of the Material Contracts. The execution of this Agreement and the consummation of the transactions contemplated hereby will not, with respect to any Material Contract: (i) constitute a default thereunder, (ii) require the consent of any person or party (excluding the Programming/Licensing Agreements as referenced on Schedule 2.1 (e)), or
(iii) affect the continuation, or the terms thereof. With respect to the Programming/Licensing Agreements, if Purchaser determines not to assume such Programming/Licensing Agreements, then Seller shall be required to terminate the same. With respect to the Service Agreement as referenced on
Schedule 2.1 (e), Arvida/JMB Partners ("Developer"), as successor to Arvida Corporation shall provide Purchaser with an agreement ("Arvida Agreement"), prior to Closing, wherein Developer (and its successors and assigns) agrees: (i) not to consent to the termination of the Service Agreement by The Town Foundation, Inc., (ii) not to grant a third party the right to provide Service (as defined in the Service Agreement) to the Community (as defined in the Service Agreement); and (iii) not to engage in providing Service to the Community itself or through an Affiliate (as defined in Section 15.14 herein); all of the above for the fifteen (15) year term of the Franchise.

3.8  Environmental Matters.

3.8(a)     Environmental Compliance.  To the actual knowledge of Seller
(which shall be deemed to mean the actual knowledge of Tom Siegel and Don Mears), there are no pending or threatened actions, suits, claims, legal proceedings or other proceedings based on, and Seller has not received any written notice of, any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority, with respect to any Environmental Laws.

3.8(b)     Environmental Law.  To the best of Seller's actual knowledge
(which shall be deemed to mean the actual knowledge of Tom Siegel and Don Mears), Seller is in compliance, in all material respects, with all applicable Environmental Laws, including having obtained and maintained all permits, licenses, certificates, and approvals required under any Environmental Law.

3.9  Insurance.

Schedule 3.9 contains a list of all policies of property, fire, casualty, liability, workmen's compensation, relating to the Assets (other than the Excluded Assets) of the business and operations of the Cable System and owned or held by Seller as of the date hereof. All such policies are in full force and effect.

3.10 Cable System.

Schedule 3.10 contains lists with respect to the Cable System of the approximate number of: (a) Homes Passed as reported in the Cable System's records; (b) miles of installed plant; (c) Basic Equivalent Subscribers;
(d) the minimum channels and MHz capacity of the Cable System; (e) a description of basic and optional services available from the Cable System, the rates charged for each, and the number of Basic Equivalent Subscribers receiving each optional service; and (f) a current channel line-up for the Cable System. Seller shall update Schedule 3.10 as of the Closing Date.


3.11 No other Representations. Seller shall not be deemed to have made any representation or warranty other than as set forth in this Agreement. THE ASSETS ARE BEING TRANSFERRED "AS IS" AND NO OTHER
REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE GIVEN OTHER THAN AS EXPRESSLY CONTAINED HEREIN, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES BY PURCHASER
-------------------------------------------


Purchaser represents and warrants to Seller as follows:

4.1  Organization and Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all requisite power and authority to carry on its business as now being conducted. Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4.2  Authorization.

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Purchaser and no other corporate proceedings or actions on the part of Purchaser, its board of directors or its shareholders is necessary therefor. This Agreement constitutes a valid and binding agreement and obligation of Purchaser, enforceable in accordance with its terms.


4.3  Required Consents; No Conflicts.

Except in connection with the filings referred to in Section 4.6 and
Section 5.1, the execution, delivery and performance by Purchaser of this Agreement will not require the consent, approval, authorization or permit of, or filing with, or notification to any person, entity or Governmental Authority, except which would not materially affect Purchaser's ability to consummate the transactions contemplated by this Agreement.

4.4  Absence of Litigation.

There is no action, suit, investigation, claim, arbitration or litigation pending or, to the best of Purchaser's knowledge, threatened against, affecting or involving the transactions contemplated by this Agreement or that would affect Purchaser's ability to perform its obligations under this Agreement, at law or in equity, or before or by any court, arbitrator or Governmental Authority, and Purchaser is not operating under or subject to an order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority that would affect the transactions contemplated by this Agreement or its ability to perform its obligations under this Agreement.

4.5  Qualification of Purchaser.

Purchaser knows of no facts or circumstances that would cause Purchaser not to meet any qualification to be the transferee of the Franchise or that Purchaser believes will delay a routine grant of the FCC Assignment Applications (as defined in Article 5.1).

4.6  HSR Filings.

Purchaser shall, as promptly as practicable following the execution of this Agreement, and Seller shall cooperate with Purchaser in connection therewith, file with the Department of Justice and the Federal Trade Commission any documents required under the HSR Act, and Purchaser shall use its best efforts to obtain early termination of all waiting periods under the HSR Act. All fees assessed in connection with the filing of such forms and documents shall be borne by the Purchaser.

ARTICLE 5.
PRE-CLOSING FILINGS AND UNDERTAKINGS
------------------------------------


5.1  Franchise Transfer Application; FCC Assignment Applications.

5.1(a)     Franchise Transfer Application. By August 15, 1998, Seller and
Purchaser shall have a completed transfer application submitted to the City of Weston in full compliance with the Cable Ordinance and the Franchise ("Franchise Transfer Application"). Seller and Purchaser will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, and use their respective best efforts to resolve objections that may be asserted by the City of Weston or any third party, in order to obtain promptly the requested consent and approval of the transfer of the Franchise. Purchaser shall pay for all of the costs and fees associated with the Franchise Transfer Application.

5.1(b)     FCC Assignment Applications.  As promptly as practicable
following the execution of this Agreement, Seller and Purchaser shall jointly file one or more applications with the FCC requesting its consent to the assignment of any FCC Licenses to be assigned to Purchaser ("FCC Assignment Applications"). Seller and Purchaser will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, and use their respective reasonable commercial efforts to resolve objections that may be asserted by the FCC or any third party, in order to obtain promptly the requested consent and approval of the FCC Assignment Applications. Purchaser shall pay for all of the costs and fees associated with the FCC Assignment Applications.

5.2  Sharing Information.

Each party hereto shall as promptly as possible, and in any event within two (2) business days, inform the other of any material communications between such party and the FCC or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby. If any party receives a request for additional information or documentary material from any such Governmental Authority, then such party shall endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response to such request.

5.3  Environmental Reports.

By July 13, 1998, Seller shall cause to be delivered to Purchaser, at Seller's sole cost and expense, a Phase I environmental site assessment of the Real Property, prepared by: Dames & Moore with offices at 6400 Congress Avenue, Suite 2500, Boca Raton, FL 33487 ("Phase I Report"). Upon Seller's receipt of the Phase I Report (which has been certified to Purchaser), Seller shall send a copy of such report to Purchaser. If, upon receipt of the Phase I Report, the Purchaser has reasonable grounds to believe that there is contamination of the Cable System Site with Hazardous Materials, Purchaser shall contact Seller and be required to obtain Seller's written consent prior to conducting a Phase II environmental site assessment, or any invasive testing or laboratory analyses ("Phase II Report").

ARTICLE 6.
COVENANTS AND AGREEMENTS OF SELLER
----------------------------------


Subject to Section 8. 1 below, Seller covenants and agrees with Purchaser as follows:

6.1  Negative Covenants.

Pending and prior to the Closing, Seller will not, without the prior written consent or approval of Purchaser, which shall not be unreasonably withheld or delayed, do or agree to do any of the following, as such actions relate to the Cable System or the Assets:

6.1(a)     Dispositions; Mergers.  Sell, assign, lease or otherwise
transfer or dispose of any of the Assets; or merge or consolidate with or into any other entity or enter into any contracts relating thereto; provided, however, that Seller may sell, assign, lease or otherwise transfer or dispose of any Asset in the Ordinary Course of Business provided that either: (i) it is replaced, or (ii) the sale proceeds with respect to such Asset are held for the benefit of the Purchaser.

6.1(b)     Additional Agreements/Material Contracts.  Acquire or enter into any Additional Agreements except in the Ordinary Course of Business, or renew, extend, amend, alter, modify, replace or otherwise change any Material Contract, except in the Ordinary Course of Business.

6.1(c)     Contract Breaches.  Do or omit to do any act (or permit such action or omission) which will cause a material breach of any Material Contract to which Seller is a party or by which Seller is bound.

6.2  Affirmative Covenants.

Prior to the Closing Date, Seller will, as such actions relate to the Cable System or the Assets:

6.2(a)     Normal Operations. Subject to the terms and conditions of this
Agreement (including, without limitation, Section 6.1) (i) carry on the business and activities of the Cable System in the Ordinary Course of Business; (ii) pay or otherwise satisfy all obligations of the Cable System in the Ordinary Course of Business; (iii) maintain all Assets in customary repair, order and condition; and (iv) maintain its books of account, records, and files in substantially the same manner as heretofore maintained.

6.2(b)     Actions. Take all actions under the applicable laws and
regulations of the State of Florida that in Seller's opinion are reasonably necessary to effectuate the transactions contemplated by this Agreement and by the other Transaction Documents.

6.2(c)     Access.  Seller shall: (i) give to Purchaser and Purchaser's authorized representatives access during normal business hours to Seller's properties, books, records, contracts, commitments, Cable System facilities, premises, and equipment and to Seller's officers and employees, agents and representatives (including, without limitation, the independent accountants of Seller) relating to the Assets, and (ii) permit Purchaser and Purchaser's consulting engineers and independent contractors, at Purchaser's expense, to conduct engineering and other inspections of the Cable System and the Assets, provide that all access under subparagraphs
(i) and (ii) shall be upon reasonable prior notice and in a manner that will not interfere with the Cable System's operations and all such information obtained by Purchaser shall be kept confidential and used only in connection with its purchase of the Assets (other than the Excluded Assets).

6.2(d)     Encumbrances. Pay in full all liabilities associated with and use its reasonable commercial efforts to obtain discharges of all mortgages, security interests, liens and similar claims by third parties encumbering the Assets (other than Permitted Encumbrances) at or prior to the Closing Date.

6.2(e)     Insurance. Maintain in full force and effect all of their
existing casualty, liability, and other insurance through the Closing Date in amounts not less than those in effect on the date hereof.

6.2(f)     Violations. Upon receiving notice or otherwise becoming aware of any material violations under any applicable laws and regulations, promptly notify Purchaser and, at Seller's expense, use reasonable commercial efforts to cure all such violations prior to the Closing Date.

6.2(g)     Interruption in Cable System Operation . Promptly notify
Purchaser in writing if the Cable System ceases to operate at its activated bandwidth for more than 48 consecutive hours. Such notice shall specify the reason or reasons for such cessation and the corrective measures taken or to be taken by Seller.

6.2(h)     Environmental Matters.   (i) Promptly furnish to Purchaser
written notice of any material discharge of any Hazardous Materials or of any actions or notices described in Section 3.8, and (ii) any material change in the information set forth in Section 3.8.

6.2(i)     Consents. Use commercially reasonable efforts to obtain any third party consents required to assign to Purchaser all Material Contracts and to obtain third party consents to all other Additional Agreements. If, on the Closing Date, Seller has not obtained any required consent for the assignment of any Material Contract to Purchaser and the Closing occurs, then after the Closing Date, Seller will continue to use commercially reasonable efforts, and the Purchaser will cooperate with Seller, to obtain any such consent and/or to remove any other impediments to the assignment of any such Material Contract. From and after the Closing, until the valid assignment of all such Material Contracts, Seller will take such lawful actions as are reasonably necessary to assure that Purchaser shall receive the benefits of, and Purchaser shall be obligated to perform the obligations of Seller under, all such Material Contracts after the Closing Date to the same extent as if Purchaser were a party thereunder (and Purchaser agrees to cooperate with Seller in connection with any such actions and to enter into, at the time of the Closing, any lawful arrangements in furtherance thereof, but at no additional cost to Purchaser other than such costs as Purchaser would incur as a party to such Material Contracts). This provision shall survive the Closing.

6.2(j)     Updating . Five (5) days prior to the Closing Date, provide
Purchaser with documentation regarding any material changes to the Schedules hereto including, without limitation, copies of Additional Agreements.

6.2(k)     Consent of Lenders. Use commercially reasonable efforts to obtain the consents of its lenders under any and all existing credit facilities which are required to consummate the transactions contemplated by this Agreement. If such consents are not obtained by the Closing, Seller shall have the right to terminate this Agreement pursuant to the terms of
Section 13 hereof.   If such consents are not obtained by the Closing, and
if it results in Seller's inability to assign the Assets or Material Contracts to Purchaser, or if in connection therewith, Purchaser will be assuming a debt, liability, third party claim or obligation under any such credit facilities, then Purchaser shall have the right to terminate this Agreement pursuant to the terms of Section 13 hereof. This provision shall survive the Closing.

6.3  Confidentiality.

Seller shall maintain strict confidentiality with respect to all documents and information furnished to Seller by or on behalf of Purchaser or retained by Seller pursuant to this Agreement. Nothing shall be deemed to be confidential information that: (a) is known to Seller at the time of its disclosure to Seller; (b) becomes publicly known or available other than through disclosure by Seller; (c) is received by Seller from a third party not actually known by Seller to be bound by a confidentiality agreement with or obligation to Purchaser; or (d) is independently developed by Seller as clearly evidenced by its records. Notwithstanding the foregoing provisions of this Section 6.3, Seller may disclose such confidential information: (i) to the extent required or deemed advisable to comply with applicable laws and regulations, (ii) to its officers, managers, members, employees, representatives, financial advisors, attorneys, accountants, lenders and agents and to its members, officers and directors as necessary with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (iii) as necessary, to any Governmental Authority in connection with the transactions contemplated hereby. If this Agreement is terminated, Seller will return to Purchaser all confidential information prepared or furnished by Purchaser relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement. This provision shall survive the Closing.

ARTICLE 7.
COVENANTS AND AGREEMENTS OF PURCHASER
-------------------------------------


Purchaser covenants and agrees with Seller as follows:

7.1  Confidentiality.

Purchaser shall maintain strict confidentiality with respect to all documents and information furnished to Purchaser by or on behalf of Seller. Nothing shall be deemed to be confidential information that: (a) is known to Purchaser at the time of its disclosure to Purchaser; (b) becomes publicly known or available other than through disclosure by Purchaser; (c) is received by Purchaser from a third party not actually known by Purchaser to be bound by a confidentiality agreement with or obligation to Seller; or
(d) is independently developed by Purchaser as clearly evidenced by its records. Notwithstanding the foregoing provisions of this Section 7.1, Purchaser may disclose such confidential information: (i) to the extent required or deemed advisable to comply with applicable laws and regulations, (ii) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents as necessary with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (iii) as necessary, to any Governmental Authority in connection with the transactions contemplated hereby. If this Agreement is terminated, Purchaser will return to Seller all confidential information prepared or furnished by Seller relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement. This provision shall survive the Closing.

7.2  Actions.

Prior to the Closing, Purchaser shall take all action under the applicable laws and regulations of any state having jurisdiction over Purchaser necessary to effectuate the transactions contemplated by this Agreement.

7.3  Access.

Purchaser agrees to: (i) maintain all of the books and records of the Cable System existing on the Closing Date for a period of ten (10) years from the Closing Date, unless earlier released by Seller, and (ii) give Seller and Seller's authorized representatives full and complete access upon reasonable notice during normal business hours to such books and records of the Cable System existing on the Closing Date.

7.4  Notice of Certain Events.

Purchaser agrees to promptly notify Seller of any fact or circumstance of which Purchaser becomes aware after the date of this Agreement that would reasonably be expected to cause it not to meet any qualification of the:
(i) Cable Ordinance, (ii) the Franchise, or (iii) to be the assignee of any FCC License. Purchaser will use its best efforts to remedy such fact or circumstance. Purchaser will not take any action that Purchaser knows, or has reason to believe, would result in the occurrence of any such fact or circumstance.

ARTICLE 8.
MUTUAL COVENANTS AND UNDERSTANDINGS
OF SELLER AND PURCHASER
-----------------------------------


8.1  Possession and Control.

Notwithstanding any other provision of this Agreement or any Transaction Document, between the date hereof and the Closing Date, Purchaser shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Cable System, and such operation, including complete control and supervision of all programming, finances and employment shall be the sole responsibility of Seller until the Closing Date; provided, however, that Purchaser shall be entitled to inspect the Assets as provided in Section 6.2 (c). On and after the Closing Date, Seller shall have no control over, or right to intervene, supervise, direct or participate in, the business and operations of the Cable System.

8.2  Risk of Loss.

The risk of loss or damage by fire or other casualty or cause (including, but not limited to eminent domain) to the Assets until the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing Date, Seller shall use commercially reasonable efforts to restore, replace or repair the damaged Assets in accordance with Seller's past practices at Seller's sole cost and expense. Notwithstanding anything to the contrary contained herein, if Seller's uninsured costs in connection with restoring, replacing, or repairing the damaged Assets exceeds One Million and 00/100 Dollars ($1,000,000), Seller or Purchaser shall have the right to terminate this Agreement.

8.3  Cable System Employees.

All employees of the Cable System shall be and remain Seller's employees as of the Closing Date, with Seller having full authority and control over their actions, and Purchaser shall not assume the status of an employer or incur or be subject to any liability or obligation of an employer with respect to, any such employees unless and until actually hired by Purchaser. Seller shall be solely responsible for any and all liabilities and obligations Seller may have to the employees of the Cable System which have accrued on or prior to the Closing Date, or as a result of or arising from the termination of any employee on or prior to the Closing Date, including, without limitation, compensation, severance pay, incentive bonuses, health expenses, and accrued vacation time, sick leave and obligations under any of Seller's employee benefit plans.

Notwithstanding anything to the contrary contained herein, if Purchaser hires any employee of the Cable System, Purchaser shall be solely responsible for any and all liabilities and obligations in connection with such employee which have accrued after the Closing Date, or as a result of or arising from the termination of any employee after the Closing Date (which shall be an Assumed Liability), including, without limitation, compensation, severance pay, incentive bonuses, health expenses, and accrued vacation time and sick leave.

ARTICLE 9.
CONDITIONS PRECEDENT TO
PURCHASER'S OBLIGATION TO CLOSE
-------------------------------


The obligations of Purchaser to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Purchaser) at or prior to the Closing of each of the following conditions:

9.1  Representations and Covenants.

Each of the representations and warranties (other than those representations and warranties which by their terms are as of a specific date) of Seller made in this Agreement or in any other Transaction Document shall be true and correct in all material respects, as though made on or as of the Closing Date, and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any other Transaction Document to be performed or complied with by Seller prior to the Closing.

9.2  Consents.

Seller shall have either: (a) obtained prior to the Closing Date all consents, authorizations or approvals necessary to effect valid assignments to Purchaser of the Material Contracts (including any Additional Agreements that either: (i) replace any Material Contract, or (ii) the subject matter and value of which is substantially similar to any Material Contract, but excluding those Material Contracts that have expired in the Ordinary Course of Business prior to the Closing Date), or (b) entered into an arrangement pursuant to Section 6.2(i) hereof with respect to such Material Contracts.

9.3  Delivery of Documents.

Seller shall have delivered to Purchaser the Transaction Documents required to be delivered by Seller to Purchaser pursuant to Section 11.2.

9.4  Franchise Renewal.

The Franchise Renewal shall have been obtained by Seller.

9.5  Franchise Transfer.

The Franchise Transfer Application to Purchaser shall have been granted.

9.6  Legal Proceedings.

No Governmental Authority shall have enacted, enforced, issued or entered any law, rule, regulation or order, including in connection with any action or proceeding brought by a third party (not subsequently dismissed, settled or otherwise terminated), which prohibits or invalidates the transactions contemplated by this Agreement or any other Transaction Document or materially and adversely prevents, limits, restricts or impairs the ownership, use or operation of the Assets or the Cable System by Purchaser, other than an action or proceeding instituted by Purchaser.

ARTICLE 10.
CONDITIONS PRECEDENT TO
SELLER'S OBLIGATION TO CLOSE
----------------------------


The obligations of Seller to sell, transfer, convey and deliver the Assets (other than the Excluded Assets) and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of each of the following conditions:

10.1 Representations and Covenants.

Each of the representations and warranties of Purchaser made in this Agreement shall be true and correct, in all material respects, as though made on or as of the Closing Date, and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any other Transaction Document to be performed or complied with by Purchaser prior to the Closing.

10.2 Delivery by Purchaser.

Purchaser shall have delivered to Seller: (i) the Purchase Price and (ii) any other monies or document required to be delivered by Purchaser to Seller pursuant to Section 11.3.

10.3 Franchise Transfer.

The Franchise Transfer Application to Purchaser shall have been granted.

10.4 Franchise Renewal.

The Franchise Renewal shall have been obtained by Seller.

10.5 Legal Proceedings.

No Governmental Authority shall have enacted, enforced, issued or entered any law, rule, regulation or order, including in connection with any action or proceeding brought by a third party, (not subsequently dismissed, settled, or otherwise terminated) which prohibits or invalidates the transactions contemplated by this Agreement, any other Purchaser Document or any Transaction Document, other than an action or proceeding instituted by Seller.

ARTICLE 11.
THE CLOSING
-----------


11.1 Closing.

11.1(a)    Closing Date. Unless otherwise agreed upon in writing by
Purchaser and Seller, the Closing Date shall be October 30, 1998, but the Adjustment Date shall be October 31, 1998. Time is of the essence with respect to the Closing Date.

11.1(b)    Closing Venue. The Closing shall be held at Seller's affiliate company's corporate offices located at 7900 Glades Road, Boca Raton, Florida.

11.2 Delivery by Seller.

At or before the Closing, Seller shall deliver to Purchaser the following Transaction Documents:


11.2(a)    Contracts; Agreements and Instruments. The following
Transaction Documents dated as of the Closing Date and duly executed by Seller, in form and substance reasonably satisfactory to counsel to Purchaser and sufficient to transfer and convey to Purchaser all of Seller's right, title and interest in and to the Assets:

(i)           the Assignment of Leases;

(ii)          the Bill of Sale;

(iii) an Allocation of Purchase Price and Assumed Liabilities pursuant to
Article 16;

(iv)         the Assignment of Contracts;

(v)  a Schedule of Purchase Price adjustments pursuant to Section 2.5;

(vi) the Arvida Agreement; and

(vii) all such other general instruments of transfer, assignment and conveyance, deeds, certificates of title, assignments, evidences of consent or waiver, and other instruments or documents in form and substance satisfactory to Purchaser, as shall be necessary to evidence the sale, assignment, transfer and conveyance of the Assets to Purchaser in accordance with this Agreement.

11.2(b)    Consents. Originals of all consents obtained pursuant to
Sections 6.2 (i) and 6.2(k).

11.2(c)    UCC Report. A report dated not more than thirty (30) days prior to the Closing Date evidencing no judgments, financing statements, tax liens, mechanics's, materialmen's or other statutory liens on file with respect to the Assets, and, if such report evidences that judgments, financing statements, tax liens, mechanics's, materialmen's or other statutory liens are on file with respect to any of the Assets, a termination statement or other appropriate document signed by the secured party or lienholder evidencing the release or termination of such financing statement or such lien or a pay-off letter from such secured party or lienholder indicating that such party or lienholder will provide such release or termination statement upon receipt of payment from the proceeds of the sale contemplated herein.

11.2(d)    Certified Consents; Certificates. A copy of: (i) a written consent signed by an officer of the general partner of Seller and certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, as of the Closing Date. Certificates from Seller signed on behalf of Seller by an officer of the general partner of Seller certifying that all conditions set forth in Section 9.1 (giving effect to any updated Schedules pursuant to Section 6.2(j)) have been satisfied; and (ii) Certificates signed by the officers of Seller as to the authorization of the officers executing any Transaction Document on behalf of such Seller.

11.2(e)    Certified Resolutions and Corporate Documents. A copy of: (i)
the resolutions of the board of directors of the general partner of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) a copy of the limited partnership agreement of Seller, certified by the corporate secretary of the general partner of Seller as being true, correct and
complete as of the Closing Date.   A copy from the general partner of
Arvida/JMB Partners of a resolution of its board of directors, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

11.2(f)    Other Documents. Such other documents to be delivered by Seller hereunder as are reasonably necessary for Purchaser to effectuate and document the transactions contemplated hereby.

11.3 Delivery by Purchaser.

At or before the Closing, Purchaser shall deliver to Seller the following:

11.3(a)    Purchase Price Payment.  The Purchase Price.

11.3(b)    Purchaser Documents. Such certificates, instruments or
documents as Seller may reasonably request in order to effect and document the transactions contemplated hereby.

11.3(c)    Certified Resolutions and Corporate Documents. A copy of: (i)
the resolutions of the board of directors of Purchaser, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) a copy of the certificate of incorporation and by-laws of Purchaser, certified by the corporate secretary of Purchaser as being true, correct and complete as of the Closing Date.

11.3(d)    Officer's Certificate. (i) A certificate of Purchaser signed by its president and corporate secretary certifying that all conditions set forth in Section 10.1 and Section 10.5 have been satisfied; and (ii) a certificate signed by the corporate secretary of Purchaser as to the incumbency of the officer of Purchaser executing this Agreement on behalf of the Purchaser.

11.3(e)    Allocation. The allocation of Purchase Price and Assumed
Liabilities made pursuant to Article 16.

11.3(f)    Other Documents. Such other documents to be delivered by
Purchaser hereunder as are reasonably necessary for Seller to effectuate and document the transactions contemplated hereby.

                              ARTICLE 12.
                     NO SURVIVAL; INDEMNIFICATION
                     ----------------------------

12.1 No Survival of Representations.

Except as otherwise provided in this Article 12, or elsewhere specifically provided in this Agreement, the representations and warranties of Seller and Purchaser in this Agreement shall not survive after the Closing Date.

12.2 Indemnification by Seller.

Excluding Section 5.3 and subject to the conditions and provisions of
Section 12.4, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and Purchaser's respective directors, officers, partners, shareholders, managers and employees ("Purchaser Indemnified Parties") from and against and with respect to any and all Losses, asserted against, resulting to, imposed upon or incurred by Purchaser Indemnified Parties, directly or indirectly, by reason of or resulting from: (a) any of Seller's Retained Liabilities; (b) any misrepresentation or breach of the warranties of Seller contained in or made pursuant to any Transaction Documents; (c) any noncompliance by Seller with any covenants, agreements or undertakings of Seller contained in or made pursuant to any Transaction Document; (d) any liability or obligation of or claims against Purchaser Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether contractual, Tax or any other type of liability or obligation or claim) arising out of, relating to or resulting from the business of Seller, or relating to or resulting from the Excluded Assets or the Excluded Liabilities, or the business and operations of the Cable System prior to the Closing Date; and (e) any failure by Seller prior to the Closing Date to obtain and hold any permit, license or approval from any Governmental Authority necessary in order to conduct the operations of the Cable System prior to the Closing Date in accordance with applicable law and to own, use and maintain the Assets prior to the Closing Date.

12.3 Indemnification by Purchaser.

Subject to the conditions and provisions of Section 12.4, Purchaser hereby agrees to indemnify, defend and hold harmless Seller, Seller's partners and their respective directors, officers, partners, shareholders, managers and employees ("Seller Indemnified Parties") from, against and with respect to any and all Losses, asserted against, resulting to, imposed upon or incurred by Seller Indemnified Parties, directly or indirectly, by reason of or resulting from: (a) any liability or obligation of or claims against Seller Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether contractual, Tax or any other type of liability or obligation or claim) assumed by Purchaser pursuant to Section 2.6; (b) any misrepresentation or breach of the warranties of Purchaser contained in or made pursuant to any Purchaser Document; (c) any noncompliance by Purchaser with any covenants, agreements or undertakings of Purchaser contained in or made pursuant to any Purchaser Document; (d) any liability or obligation of or claims against Seller Indemnified Parties (whether absolute, accrued, contingent or otherwise and whether contractual, Tax or any other type of liability or obligation or claim) arising out of, relating to or resulting from the business of Purchaser, or relating to or resulting from the Assets (other than the Excluded Assets) or the Assumed Liabilities, or the business and operations of the Cable System after the Closing Date; (e) any failure by Purchaser to obtain and hold any permit, license or approval from any Governmental Authority necessary in order to conduct the operations of the Cable System in accordance with applicable law and to own, use and maintain the Assets; and (f) any decision by Purchaser to close the transactions contemplated by this Agreement notwithstanding a failure by Seller to obtain any consent, authorization or approval, including Governmental Approvals relating to the assignment of governmental permits, orders or authorizations, and consents, authorizations and approvals of non-governmental third parties necessary to effect valid assignments or transfers to Purchaser of any Asset, including any Material Contract set forth on Schedule 2.1(e), or any Additional Agreements.

12.4 Conditions of Indemnification.

The obligations and liabilities of Seller and of Purchaser hereunder with respect to their respective indemnities pursuant to this Article 12, shall be subject to the following terms and conditions:

12.4(a)    Losses. The party seeking indemnification (the "Indemnified
Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice specifying in reasonable detail the nature of any such Losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party's defense shall have been materially impaired.

12.4(b)    Defense. The Indemnifying Party shall have the right, absent a conflict of interest, to undertake, by counsel or other representatives of its own choosing, the defense of such Losses at the Indemnifying Party's risk and expense.

12.4(c)    Costs and Expenses. In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense under Section 12.4(b) hereof at any time prior to settlement, compromise or final determination thereof). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

12.4(d)    Compromise or Settlement of Losses. Anything in this Section
12.4 to the contrary notwithstanding, (i) if there is a reasonable probability that Losses may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Losses, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, which shall not be unreasonably withheld, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, and
(iii) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses and (iv) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified Party shall reasonably request in connection therewith.

12.4(e)    Claim for Indemnification.  No claim for indemnification shall be made by Purchaser against Seller unless the aggregate losses of Purchaser exceed One Hundred Thousand and 00/100 Dollars ($100,000) ("Threshold Amount"), whereupon, Purchaser shall be entitled to indemnification hereunder by the Seller for any such aggregate losses in excess of the Threshold Amount. Notwithstanding any other provision of this Agreement, the maximum liability that Seller shall have for indemnification claims hereunder shall not exceed One Million Two Hundred Fifty Thousand and 00/100 Dollars ($ 1,250,000) in the aggregate.

12.4(f) Expiration of Indemnification Obligations. The indemnification obligations under this Article 12 with respect to Sections 12.2 and 12.3 shall expire two (2) years following the Closing Date; provided, that, if any such indemnification claim under such Sections has been asserted in writing prior to the stated expiration of the applicable period set forth above, then any indemnification obligation with respect thereto shall survive until final resolution thereof.

12.4(g)    Hazardous Material Clean-Up. If any indemnity claim relates to the cleanup of Hazardous Materials, such cleanup shall be required only to the extent that it is required by a Governmental Authority pursuant to an Environmental Law, regulation or ordinance.

ARTICLE 13.
TERMINATION
-----------

13.1 Termination.

This Agreement may be terminated at any time prior to the Closing by: (i) the mutual consent, in writing, of Seller and Purchaser; (ii) Purchaser, by written notice of termination delivered to Seller, if Seller is in material default of its obligations hereunder and has failed to cure such default within fifteen (15) days following written notice of such default sent by Purchaser to Seller; (iii) Seller and Purchaser, pursuant to, and in accordance with Section 6.2(k); (iv) Seller, by written notice of termination delivered to Purchaser, if Purchaser is in material default of its obligations hereunder and has failed to cure such default within fifteen (15) days following written notice of such default sent by Seller to Purchaser; (v) Purchaser if the Phase I Report indicates that there is contamination of the Cable System Site from Hazardous Materials (Purchaser shall then not be obligated to perform a Phase II Report), or if the Phase I Report referenced in Section 5.3 recommends a Phase II Report and Seller refuses to consent to such Phase II Report or if a Phase II Report confirms that there is contamination from Hazardous Materials; (vi) Seller or Purchaser pursuant to, and in accordance with Section 8.2, or (vii) by any party not then in default hereunder if for any reason the Closing has not occurred by November 30, 1998 (as such date may be extended by mutual agreement of the parties).

13.2 Effect of Termination.

Subject to Article 14, in the event this Agreement is terminated as provided in Sections 13.1(i), (iii), (v), (vi) or (vii), this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder with respect to the Cable System; provided, however, that the obligations of Purchaser and Seller in Sections 6.3, 7.1, 13.2, 15.3 and 15.4, shall survive such termination. In the event this Agreement is terminated as provided in Sections 13.1(i), (iii), (v), (vi) or (vii), Purchaser shall be paid the Escrow Deposit, together with any interest earned thereon. If this Agreement is terminated as provided in Sections 13.1(ii) or (iv) the rights of the parties shall be governed by Article 14.

ARTICLE 14.
REMEDIES
-----------


14.1 Default by Purchaser.

If this Agreement is terminated pursuant to Section 13.1(iv) and Seller is not in material default or material breach of this Agreement, Seller shall be paid the Escrow Deposit, together with any interest earned thereon, as liquidated damages, and it being agreed that such payment shall constitute full payment for any and all damages suffered by Seller by reason thereof and that Seller shall have no rights to indirect, consequential or punitive damages nor rights to claims for specific performance from Purchaser or its Affiliates.

14.2 Default by Seller.

If this Agreement is terminated pursuant to Section 13.1(ii) and Purchaser is not in material default or material breach of this Agreement, Purchaser shall be reimbursed the Escrow Deposit, together with any interest earned thereon, and Purchaser shall have the right to actual out-of-pocket damages ("Out-of-Pocket Damages"), and it being agreed that such payment of the Escrow Deposit and Out-of-Pocket Damages shall constitute full payment for any and all damages suffered by Purchaser by reason thereof and that Purchaser shall have no rights to indirect, consequential or punitive damages nor rights to claims for specific performance from Seller or its Affiliates.

ARTICLE 15.
GENERAL PROVISIONS
-------------------

15.1 Further Assurances.

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all such further actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement (including, without limitation, executing, delivering and filing or causing to be executed, delivered and filed such further documents and instruments and obtaining such consents (including Governmental Approvals), as may be necessary or reasonably requested in connection with the consummation of the transactions contemplated hereby). In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, including, without limitation, the securing of consents of third parties, each party hereto shall use its commercially reasonable efforts to take all such necessary action. This provision shall survive the Closing.

15.2 Mail.

Seller hereby authorizes and empowers Purchaser from and after the Closing
Date: (a) to receive and open mail addressed to the Cable System, and (b) to deal with the contents thereof in any manner Purchaser sees fit, provided such mail and the contents thereof relate to the Cable System or the Assets (other than the Excluded Assets) or to any of the Assumed Liabilities for any period from and after the Closing Date. Seller agrees to deliver to Purchaser any mail, checks or other documents received by it pertaining to the Cable System or the Assets (other than the Excluded Assets) or any of the Assumed Liabilities for any period from and after the Closing Date. Purchaser agrees to deliver to Seller any mail which it receives to which it is not entitled by reason of the Agreement or otherwise and to which Seller is entitled. This provision shall survive the Closing.

15.3 Brokers.

Seller represents to Purchaser that Seller has not engaged, or incurred any liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement, except Edward H. Frazier, Senior Vice President of Communications Equity Associates, Inc. 101 East Kennedy Boulevard, Suite 3300, Tampa, Florida 33602 phone number: (813) 226-8844, fax number: (813) 225-1513. Seller shall be responsible to pay for Communications Equity Associates, Inc.'s brokerage fee in connection herewith pursuant to a separate agreement. Purchaser represents to Seller that Purchaser has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Purchaser, and Purchaser agrees to indemnify Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this Section 15.3 shall survive the Closing without limitation.

15.4 Expenses.

Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, Purchaser shall pay for any expenses in connection with any transfer, sales, filing or use Taxes or fees applicable to, imposed upon or arising out of the transactions contemplated hereby including, without limitation, any transfer taxes, documentary stamp taxes, title insurance premiums and filing or recording fees relating to the transfer of Real Property or personal property, or filing or transfer fees and costs relating to the Franchise Transfer Application, FCC Assignment Applications, or any fee for a filing under, or relating to the HSR Act.

15.5 Notices.

All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier addressed as follows. Either party may transmit by facsimile transmission in addition to any other form of transmission as referenced herein. Facsimile transmission alone shall not be deemed sufficient notice.

(i)  If to Purchaser:

     Advanced Cable Communications
     12409 N.W. 35th Street
     Coral Springs, Florida 33065
     Attention: Wally Snedeker, Vice President
     Phone:      (954) 752-7244 Ext. 251
     Facsimile: (954) 345-8164

with a copy to:

     Susan P. Motley, Esq.
     Ruden, McClosky, Smith, Schuster & Russell, P.A.
     200 East Broward Boulevard
     Ft. Lauderdale, Florida 33302
     Phone: (954) 527-2412
     Facsimile: (954) 764-4996

with a copy (which shall not constitute notice) to:

     Schurz Communications, Inc.
     225 West Colfax Avenue
     South Bend, IN 46626
     Attention: E. Berry Smith
     Phone:  (219) 287-1001
     Facsimile: (219) 287-2257

(ii)  If to Seller:

     James D. Motta
     President
     Arvida
     7900 Glades Road,
     Boca Raton, Florida  33434
     Phone: (561) 479-1213
     Facsimile: (561) 479-1227

with a copy to:

     John Baric
     General Counsel
     Arvida
     7900 Glades Road,
     Boca Raton, Florida  33434
     Phone: (561) 479-1160
     Facsimile: (561) 479-1227

and with a copy (which shall not constitute notice) to:

     Gary Nickele
     General Counsel
     JMB Realty Corporation
     900 North Michigan Avenue
     Suite 1900
     Chicago, IL  60611-1575
     Phone: (312) 915-1977
     Facsimile: (312) 915-1023
or such other address as the addressee may indicate by written notice to the other parties. Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

15.6 Waiver.

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

15.7 Purchaser's Assignment.

Purchaser shall not assign this Agreement (except as provided in Section
15.14 (b)), in whole or in part, whether by operation of law or otherwise, without the prior written consent of Seller which such consent may be unreasonably withheld in Seller's sole and absolute discretion. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect.

15.8 Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto and their respective successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by the parties hereto or their respective successors and assigns as permitted hereunder.

15.9 Entire Agreement; Amendment.

This Agreement, including the Schedules hereto and the other instruments and documents referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto.

15.10Severability.

If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

15.11Headings.

The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

15.12Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Florida.

15.13Signature in Counterparts.

This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

15.14Assignment.

15.14 (a) Seller's Assignment.

Notwithstanding anything to the contrary contained herein, Seller may assign and transfer its rights and obligations related to or arising out of this Agreement to any corporation, partnership or other entity owned or controlled by, or under common control with, Arvida/JMB Partners L.P. ("JMB"), a Delaware limited partnership, Pacific Properties Inc., ("Properties") or any of their respective Affiliates. Notwithstanding the foregoing, no assignment by Seller hereunder and no transfer by Seller of its rights and obligations related to or arising out of this Agreement shall relieve Seller of its responsibilities and liabilities hereunder. This Agreement, including the rights and obligations related to or arising out of it, shall be assignable by Seller to any Affiliate of Seller or to a publicly owned entity in which at least Twenty Percent (20%) of the ownership thereof is owned or controlled directly or indirectly by one (1) or more Affiliates of Seller, JMB or Properties, without the prior consent of the Purchaser. Any other assignment or transfer shall be governed by the provisions of the Cable Ordinance and the Franchise.

15.14 (b) Purchaser's Assignment.

Notwithstanding anything to the contrary contained herein, Purchaser may assign and transfer its rights and obligations related to or arising out of this Agreement to any corporation, partnership or other entity owned or controlled by, or under common control with Purchaser or any of its respective Affiliates. Notwithstanding the foregoing, no assignment by Purchaser hereunder and no transfer by Purchaser of its rights and obligations related to or arising out of this Agreement shall relieve Purchaser of its responsibilities and liabilities hereunder. Any other assignment or transfer shall be governed by the provisions of this Agreement, the Cable Ordinance and the Franchise.

AFFILIATE DEFINITION: "Affiliate" of a specified person or entity for the purposes of this Agreement, means a person or entity which (either directly or indirectly, through one or more intermediaries) controls, is under common control with or is controlled by, the specified person or entity. For purposes of this definition control of a specified person or entity (including the correlative terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified person or entity, whether through ownership of voting securities, the ability to appoint one or more of an entity's trustees, directors or persons in a similar capacity, or otherwise.

15.15Seller's Liability.

Notwithstanding anything to the contrary in this Agreement, no present or future constituent partner in or agent of Seller, nor any shareholder, officer, director, employee, trustee, beneficiary or agent of any corporation or trust that is or becomes a constituent partner in Seller, shall be personally liable, directly or indirectly, under or in connection with this Agreement, or any agreement, instrument or certificate executed in connection with this Agreement, or any amendments or modifications to any of the foregoing made at any time or times, heretofore or hereafter; and the Purchaser and each of its successors and assignees waives and does hereby waive any such personal liability. For purposes of this Agreement, and any such agreements, instruments and certificates, and any such amendments or modifications, neither the negative capital account of any constituent partner in Seller, nor any obligation of any constituent partner in Seller to restore a negative capital account or to contribute capital to Seller or to any other constituent partner in Seller, shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither the Purchaser nor any of its successors or assignees shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligation to restore or contribute). As used in this paragraph, a "constituent partner" in Seller shall mean any direct partner in Seller and any person or entity that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in Seller.

ARTICLE 16.
ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES
----------------------------------------------------

The Purchase Price shall be allocated for tax reporting purposes as agreed to by Purchaser and Seller in a manner as set forth in an Allocation of Purchase Price and Assumed Liabilities Schedule to be delivered by Seller to Purchaser and shall be agreed upon by mutual consent of the parties hereto, on or before September 15, 1998, in order to be finalized as a Transaction Document pursuant to Section 11.2 (a) iii of this Agreement. Purchaser and Seller declare that the valuation of the Assets and the Assumed Liabilities has been determined in good faith and as the result of arms' length bargaining and both parties agree to reasonably cooperate with each other in such determination. Purchaser and Seller agree that no position inconsistent with the allocation agreed to by Purchaser and Seller shall be taken by either party before any governmental or judicial authority. If Purchaser and Seller are unable to reach an agreement on the allocation prior to the Closing, the dispute shall, within ten (10) days thereafter, be submitted by either party to a mutually agreed upon nationally recognized "Big 6" firm of independent certified public accountants that shall make its determination of the allocation within thirty (30) days of such submission. The determination of the allocation by such accounting firm shall be final and binding upon Purchaser and Seller. Purchaser and Seller agree to file Internal Revenue Service Form 8594 in accordance with the agreed upon allocation referenced in the Allocation of Purchase Price and Assumed Liabilities Schedule.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.


SELLER:

GULF AND PACIFIC COMMUNICATIONS LIMITED PARTNERSHIP
By:  Pacific Properties, Inc., its general partner


By:        ___________________________
Name:      James D. Mott
Title:     President


Sworn to and subscribed before me this ______day of July, 1998.


______________________________
Notary Public

My Commission Expires:


PURCHASER:

SCHURZ COMMUNICATIONS, INC.



By:        ____________________________
Name:      E. Berry Smith
Title:     Senior Vice President




Sworn to and subscribed before me this ______day of July, 1998.


_______________________________
Notary Public

My Commission Expires: